THOMPSON  ATLANTA  BRUSSELS   CINCINNATI   CLEVELAND   COLUMBUS    DAYTON  NEW YORK  WASHINGTON, D.C.

HINE

May 21, 2007

Northern Lights Fund Trust

c/o Gemini Fund Services, LLC

4020 South 147th Street, Suite 2

Omaha, Nebraska 68137

Re:

Northern Lights Fund Trust  - File Nos. 333-122917 and 811-21720

Gentlemen:

 A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 10 to the Northern Lights Fund Trust Registration Statement.  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 22 under the Securities Act of 1933, Post-Effective Amendment No. 23 under the Investment Company Act of 1940 (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP

jms

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